LICENSE AGREEMENT

THIS AGREEMENT ("Agreement") is entered into this ___ day of April, 2006, by and between CTI Industries Corporation ("CTI"), a corporation organized and existing under laws of the State of Illinois, and Rapak, LLC ("Rapak"), an Illinois limited liability company.

RECITALS

WHEREAS, CTI is the owner of record of U.S. Patent No. 6,984,278 issued January 10, 2006, entitled "Method for Texturing a Film", and corresponding foreign patent applications (hereinafter referred to collectively as the "Patent"), and technical information relating thereto;

WHEREAS, Rapak wishes to acquire the right to make, have made, use, sell and offer to sell the invention disclosed in the Patent, and technical information relating thereto, in the field of pouches or bags with fitments;

WHEREAS, the parties have entered into a certain Supply Agreement dated December 20, 2002 ("2002 Supply Agreement"), pursuant to which CTI supplies certain film products to Rapak.

NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I.  Definitions

As used herein, the following terms shall have the meanings set forth below:

1.1  "Affiliates" shall mean all entities controlled by, controlling or under common control with the identified entity, that is, CTI or Rapak.

1.2  "Patent" shall mean and include U.S. Patent No. 6,984,278 issued January 10, 2006 and any other patents that may issue from any continuation, continuation-in-part, divisional, reexamination or reissue application of, or relating to, U.S. Patent No. 6,984,278, and any improvements thereon.

1.3 "Film" shall mean the embossed film described in the Patent.

1.4 "Products" shall mean pouches or bags with fitments for the packaging of various liquid products, including bag-in-box products, incorporating the Film and made by any method claimed in the Patent.

1.5 "Field Of Use" shall mean the manufacture, use and sale of pouches or bags with fitments, such pouches or bags used for packaging various liquid products, including bag-in-box products.

1.6 "Rapak" shall mean Rapak LLC, its successors in interest, its parent corporations and its Affiliates.

II.  Grant Of License

2.1  CTI grants to Rapak a worldwide, royalty-free license to make, have made, use, sell, offer for sale and otherwise dispose of Products utilizing Film supplied to Rapak by (i) CTI, (ii) any person or entity that produces Film under license from CTI or (iii) any third party that Rapak has identified as an alternate source of Film in accordance with Section 2.4 of the 2002 Supply Agreement, including Amcor and Alcan or (iv) any other third party that Rapak identifies in accordance with Section 2.4 of the 2002 Supply Agreement and that CTI consents to, with the understanding that such consent by CTI shall not be unreasonably withheld.

2.2  The license granted to Rapak herein is irrevocable and shall extend through the last expiration date of the Patent. Subject to the provisions of Article IV hereof and to the retained right of CTI to produce Film, the license shall be exclusive to Rapak in the Field Of Use through and until October 31, 2008 and for any additional extensions of the 2002 Supply Agreement. Commencing on either November 1, 2008 or on the last date on which any extension of the 2002 Supply Agreement expires, whichever date is later in time, the license granted by CTI to Rapak will become non-exclusive. Throughout the term of the non-exclusive license, Rapak shall have the right to sublicense others to make Film for Rapak in its Field Of Use.

III.  Amendments To The 2002 Supply Agreement

In consideration for the license rights granted above, Rapak agrees to certain amendments, prospectively, to the terms and conditions of the 2002 Supply Agreement. The following amendments are hereby made to the 2002 Supply Agreement and shall be effective as between the parties from and after the date hereof:

3.1  The parties agree that Section 2.1 of the 2002 Supply Agreement is amended to provide for Rapak to commit to purchase from CTI not less than 65% of Rapak's production requirements for Film for the remainder of the current renewal term and additional renewal terms of the 2002 Supply Agreement to October 31, 2008. Rapak's obligation to buy not less than 65% of its Film requirements will be determined on a calendar quarterly basis. The 2002 Supply Agreement shall be renewed for the period from November 1, 2006 to October 31, 2008. From and after November 1, 2008, for so long as the 2002 Supply Agreement shall continue in effect, Rapak shall purchase from CTI, subject to the provisions of Section 3.3 hereof, 65% of its requirements for Film, determined on a calendar quarterly basis.

3.2  The parties agree that Section 2.3 of the 2002 Supply Agreement is amended to reduce the inventory of Film that CTI must maintain from six (6) weeks consumption of Film by Rapak to three (3) weeks consumption of Film by Rapak.

3.3  The parties agree that the portion of Section 4.2 of the 2002 Supply Agreement commencing with the fifth sentence thereof is amended as follows:

3.3.1  If, at any time during any renewal term of the 2002 Supply Agreement and after October 31, 2008, Rapak receives an offer from a third party supplier to purchase Film of like grade or quality in the same country at a lower price or on more favorable terms and conditions than provided for by the 2002 Supply Agreement, including any rebates, bonuses, discounts, free goods or other allowances, Rapak will provide CTI with written notice of such superior offer. Any offer for the sale of Film from a third party to Rapak must be in writing and conform to the Specification. Rapak agrees to provide either a copy of the offer to CTI or a complete identification of the terms and conditions of that offer if, for some reason, confidentiality restrictions are imposed by the third party.

3.3.2  All terms of the offer for sale, other than price, such as payment terms, delivery schedules, volumes, quality, services and grade, shall be substantially equal to the terms provided herein. The price for Film in the offer shall be less than the then current price for Film being sold hereunder to Rapak by CTI by an amount greater than Two Percent (2%).

3.3.3  CTI shall have ten (10) days after receipt of notice to match such lower price and/or more favorable terms and conditions presented in such superior offer. In the event that CTI fails to match the terms of such superior offer, Rapak may purchase Film from such third party suppliers and the quantity of Film required to be purchased by Rapak as set out in Section 2.1 of the 2002 Supply Agreement, and Section 3.1 above, shall be reduced.

3.3.4  Upon Rapak's first purchase from a third party supplier under Section 3.3.3, Rapak agrees that it will, on a one time only basis, purchase up to three (3) weeks of finished goods stock that CTI has at that point in time and up to an additional three (3) weeks of materials that CTI has commitments at that point in time to purchase from raw materials suppliers.

3.4 At or prior to the date hereof, the parties shall have prepared and mutually accepted amended Schedule 1.6 and Schedule 4.1 to the 2002 Supply Agreement which amended Schedules shall be attached to this Agreement and shall be and become the applicable Schedules for the 2002 Supply Agreement.

3.5 CTI’s obligations under Section 2.6 of the 2002 Supply Agreement shall cease and terminate as of the date on which the license granted herein to Rapak becomes non-exclusive.

3.6 Except as and only to the extent amended herein, the 2002 Supply Agreement shall remain in full force and effect as written.

IV.  Term and Termination

The term of this Agreement shall be for the full term of the Patent. CTI shall be entitled to convert the exclusive license provided herein to a non-exclusive license, sixty (60) days prior written notice to Rapak in the event that (i) Rapak shall violate or fail to perform any provision of this Agreement or the 2002 Supply Agreement and shall fail to cure such violation or non-performance within sixty (60) days after CTI shall give written notice of such violation or failure to perform to Rapak specifying the violation or failure to perform, (ii) Rapak shall utilize barrier film (other than the Film specified in this Agreement) in more than 20% of the beverage syrup bags it produces within a given calendar quarter.

V.  Improvements

With respect to any and all improvements to the subject matter of the Patent which may be developed by or for CTI as to which a patent shall issue, CTI shall grant to Rapak a license with respect thereto on the same terms as set forth herein.

VI.  Acknowledgments

Each of the parties acknowledges to the other, and agrees, and nothing herein shall be construed to provide otherwise, that:

6.1  CTI makes no representation or warranty, express or implied, to Rapak (i) as to the validity or scope of the Patent or that (ii) anything made, used or sold, or otherwise disposed of under this License Agreement is or will be free from infringement of patents of third persons.

6.2  CTI undertakes no obligation, commitment or requirement (i) to file any patent application, secure any patent or maintain any patent in force, (ii) to bring or prosecute actions or suits against third parties for infringement of any patent or (iii) to furnish any manufacturing or technical information to Rapak.

6.3  CTI shall not be obligated hereunder to, (i) confer upon, or consent or grant to, Rapak any right in, or to, the use of, any trademark, tradename, character, logo, copyright, graphic design, product design (except where the subject of a design patent or foreign equivalent right), trade secret or other proprietary right of CTI or (ii) grant or give, whether by agreement, implication, estoppel or otherwise, any license or other right with respect to any patent rights of CTI, whether now owned or hereafter acquired, except as expressly provided herein.

VII.  Notices

All notices, or other communications required or permitted to be given hereunder shall be in writing and shall be delivered personally or mailed, certified mail, return receipt requested, postage prepaid, to the parties, as follows:

If to CTI:	Mr. Howard W. Schwan
President
CTI Industries Corporation
22160 N. Pepper Road
Barrington, IL 60010

If to Rapak:	Mr. Stuart McPherson
Segment Director
DS Smith Plastics Limited
Brownsover Road
Rugby
Warwickshire CV21 1HL UK

Copy to:	Jeremy Aron, Esq.
Head of Group Legal
DS Smith Plc
4-16 Artillery Row
London SW1P 1RZ UK

Any notice mailed in accordance with the terms hereof shall be deemed received on the third day following the date of mailing. Either party may change the address to which notices to such party may be given hereunder by serving a proper notice of such change of address to the other party.

VIII.  Entire Agreement

This License Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior written or oral negotiations, representations, agreements, commitments, contracts or agreements with respect to the subject matter hereof.

IX.  Assignment

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives and successors in interest. Neither party shall be entitled to assign any right or obligation under this Agreement without the express written consent of the other party, such consent not to be unreasonably withheld. Any attempted assignment of any such right or obligation shall be void; provided that either party hereto may assign all of its rights and obligations hereunder (a) to any person who shall acquire substantially all of the business and assets, and shall assume substantially all of the liabilities of, such party or (b) a corporation into which or with which the party shall merger or consolidate, if in such transaction the acquiring person or succeeding corporation shall expressly assume all of the obligations of such party hereunder.

X.  Governing Law

This Agreement shall be governed by and shall be interpreted and enforced in accordance with, the laws of the State of Illinois.

XI.  Relationship Of The Parties

This Agreement does not constitute either party hereto the agent of the other party for any purpose whatsoever, nor does either party hereto have the right or authority to assume, create or incur any liability or obligation of any kind, express or implied, against or in the name of or on behalf of the other party.

XII.  Severability

Whenever possible, each paragraph of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any paragraph of this Agreement shall be unenforceable or invalid under applicable law, such paragraph shall be ineffective only to the extent and duration of such unenforceability or invalidity and the remaining substance of such paragraph and the remaining paragraphs of this Agreement shall in such event continue to be binding and in full force and effect.

XIII.  Waiver

No failure by any party to exercise any of such party's rights hereunder or to insist upon strict compliance with respect to any obligation hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver by any party to demand exact compliance with the terms hereof. Waiver by any party of any particular default by any other party shall not affect or impair such party's rights in respect to any subsequent default of the same or of a different nature, nor shall any delay or omission of any party to exercise any right arising from any default by any other party affect or impair such party's rights as to such default or any subsequent default.

XIV.  Arbitration

The parties shall endeavor to resolve any dispute arising out of or related to this Agreement amicably. Failing an amicable resolution of any dispute relating to a material breach of this agreement, such dispute shall be referred to arbitration by a panel of three (3) arbitrators. If the parties are unable to agree on the appointment, the arbitrators shall be appointed on application by either party to the American Arbitration Association ("AAA"), who shall select panel members with at least 15 years relevant patent experience. The seat of the arbitration shall be Chicago and the Commercial Rules and Regulations of the AAA shall be applied by the arbitrators. The arbitrators' ruling shall be final and binding on the parties.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CTI INDUSTRIES CORPORATION

By:	/s/ Howard W. Schwan
Authorized Officer

Attest:

/s/ Stephen M. Merrick
Secretary

RAPAK, LLC

By:	/s/ Mark A. Smith
Authorized Officer
Title

Attest:

Secretary